Exhibit 99.1

   Ultralife Batteries Receives $1.2 Million Military Battery Order


    NEWARK, N.Y.--(BUSINESS WIRE)--Dec. 12, 2006--Ultralife Batteries, Inc. (NASDAQ: ULBI) has received an order valued at approximately $1.2 million from the U.S. Defense Department for its BA-5347/U military batteries. Deliveries are expected to begin immediately and be completed this month.

    The order represents the second production release under a five-year contract awarded to Ultralife in February 2005 by the U.S. Defense Department. The contract could reach a maximum value of $15 million.

    The BA-5347/U is an 11.1 ampere-hour, 6-volt non-rechargeable lithium-manganese dioxide battery used to power the AN/PAS-13 Thermal Weapon Sight. More than 25,000 of these advanced infrared weapon sights have been fielded by the U.S. Armed Forces.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of high-energy power solutions and communications accessories for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories including power supplies, amplifiers, amplified speakers, equipment mounts, case equipment and integrated communication systems for markets including military, industrial and consumer portable electronics. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems and accessories. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany, Australia and New Zealand, among others.

    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife's three other operating units are: Ultralife Batteries (UK) Ltd., in Abingdon, England; McDowell Research in Waco, Texas; and ABLE New Energy in Shenzhen, China. Detailed information on Ultralife is available at: www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Note to editors: A photograph of the BA-5347/U battery is available at the following link:
http://www.ultralifebatteries.com/images/lineart/hires/
BA-5347_hires.jpg. (Due to its length, this URL may need to be copied/pasted into your Internet browser's address field. Remove the extra space if one exists.)

    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.

    CONTACT: Ultralife Batteries, Inc.
             Pete Comerford, 315-332-7100
             pcomerford@ulbi.com
             or
             Investor Relations:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com